SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  Birmiwal Investment Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

5270 Highland Drive

Bellevue, WA 98006

TELEPHONE NUMBER:

(425) 957-9436

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

Kailash Birmiwal

5270 Highland Drive

Belleveue, Washington 98006

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes

/_/No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Bellevue and State of Washington on this 29th day of January, 2003.

ATTEST:

BIRMIWAL INVESTMENT TRUST

/s/  Lea R. Birmiwal

/s/ Kailash Birmiwal

Lea R. Birmiwal, Secretary

By:  Kailash Birmiwal, Trustee